ASSET PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") dated as of December 2, 1999 by and between Watts Communications, Inc., ("Seller" or "Company"), a Texas corporation, and American Communications Enterprises, Inc., ("Buyer"), a Nevada corporation.

                                                  R E C I T A L S:

          1. Seller is the licensee of radio stations KXYL AM and KXYL FM, Brownwood, Texas, and KSTA AM and KSTA FM, Coleman, Texas, (the "Stations") and holds the licenses and permits issued by the Federal Communications Commission (the "FCC") for the operation of the Stations (the "FCC Authorizations").
          2. Buyer desires to acquire all of the Assets of Seller used or useful in the operation of the Stations, and Seller is willing to convey such Assets to Buyer, subject to the terms and conditions set forth in this Agreement.
          3. The purchase and sale contemplated herein is subject to prior approval by the FCC.
         NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:
1
                                   ARTICLE ONE
                                   TERMINOLOGY
1.1 Assets. All of the Assets owned or leased by Seller and used or useful in the operation of the Stations which are subject to this Agreement as described in Sections 2.1.1 through 2.1.7.

1.2 FCC Order. An order or decision of the FCC granting its consent to the assignment of the FCC Authorizations to Buyer without a Material Adverse Condition.



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                                                                  40
1.3 Final Action. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

1.4 Lien. Any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Assets or property including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any Assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

1.5 Material Adverse Condition. A condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair in any material respect the right of Buyer to the ownership, use, control, enjoyment or operation of the Stations or the proceeds therefrom; provided, however, that any condition which requires that Buyer file periodic reports with the FCC relating to actions taken to assure compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment shall not constitute a material adverse condition.

1.6 Permitted Lien. The Seller's Obligations (as defined in Section 2.1.3) and any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the Station's business; any easement, right-of-way or similar imperfection in the Seller's title to its Assets or properties that, as reasonably perceived by Buyer individually and in the aggregate, are not material in character or amount and do not and are not reasonably expected to materially impair the value or materially interfere with the use of any Asset or property of the Seller material to the operation of its business as it has been and is now conducted.

1.7 Station Agreements. The agreements, leases, commitments, contracts, and other agreement related to the Stations described in Section 2.1.3. 1.8 TBA. The 12-month Time Brokerage Agreement which Seller and Buyer entered into effective June 1, 1999.
2
                                   ARTICLE TWO
                           PURCHASE AND SALE OF ASSETS

2.1 Transfer of Assets. On the terms and conditions herein set forth, at the closing on the transactions contemplated herein (the "Closing"), Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, all the Assets (except as hereinafter expressly excluded), now owned or hereafter acquired and used by Seller or useful in operating the Stations, free and clear of all Liens, of any nature whatsoever (except Permitted Liens), including without limitation the following:

2.1.1 Personal Property. Title to all tangible personal property, whether owned or leased, of Seller located at or used in the operation of the Stations, including all broadcasting and office equipment, computers, software, music libraries, vehicles, promotional trailers, cookers, furniture, furnishings, machinery, installations and fixtures, including but not limited to, all replacements and additions thereto between the date of this Agreement and the Closing Date (as defined in Section 10) all as set forth in Schedule 2.1.1 hereto

2.1.2  FCC   Authorizations.   All  FCC   Authorizations,   permits   and  other
authorizations necessary to operate the Stations and associated facilities, copies of which are attached hereto as Schedule 2.1.2.

2.1.3 Station Agreements. All Station Agreements that are: (1) set forth on Schedule 2.1.3 hereto, (2) consented to in writing ------------------- by Buyer, or (3) in effect on the Closing Date.

2.1.3.1 Buyer expressly agrees to assume Seller's obligations, under is Channel Change Agreements with First Broadcasting Management, LLC, for both KXYL (FM) and KSTA (FM), copies of which are attached hereto as Schedule 2.1.3.1 ("Seller Obligations").

Seller are Buyer acknowledge and agree that, in the event that the FCC approves the channel changes giving rise to Seller's obligation to modify the operating channels of KXYL (FM) and KSTA (FM) after the consummation of the transactions contemplated herein, Buyer will implement the required channel changes. Seller and Buyer further agree that monies due under the Channel Change Agreements shall be distributed in the following manner: first, Buyer and Seller shall each be entitled to reimbursement of the actually documented costs incurred by such party in implementing the required channel changes, including but not limited to necessary equipment, new signage for KXYL (FM) and KSTA (FM), new stationary, new business cards and the advertising to alert listeners to the channel changes, provided however, that Seller shall not be obligated to incur more than $20,000 in costs; thereafter all remaining compensation, monetary or otherwise, shall be split equally between Seller and Buyer.

2.1.4 FCC Reports/Files. Copies of all reports required by the FCC to be maintained by the Seller relating to the operation of the Stations, including but not limited to, the Stations' local public inspection files and all books of account, logs, and records necessary or useful for the Buyer's operation of the Stations;

2.1.5 Intangible Assets. Trademarks, trade names, slogans, emblems, call signs and logos used by Seller in the operation of any and all Stations.

2.1.6 Leases. Any lease agreement, equipment lease agreements and all other leases necessary for operation of the Stations as set forth in Schedule 2.1.6.

2.1.7    Real Estate.  Two (2) parcels of land of

2.1.8 approximately ten acres (collectively) located in Brownwood at #1 Texas Avenue and in Coleman at 2500 North Neches (5.66 acres), as more particularly described in Schedule 2.1.7.


2.2 Excluded Assets. The following Assets are expressly excluded from the Stations Assets to be purchased and sold; contracts, agreements, leases and obligations other than those specified in Schedules 2.1.3.. Buyer shall be under no obligation to hire any employee of Seller or to assume any liability whatsoever for any employment contract, collective bargaining agreement, pension plan, profit sharing plan or any other employee benefits, programs or plans heretofore created by and/or existing with Seller.

2.3 No  Assumption  of  Liabilities.  Except  for any  obligations  set forth in
Schedule 2.1.6, Buyer shall assume no liabilities or obligations of Seller, including, without limitation, accounts payable, debts, liabilities, and other obligations, whether pursuant to a contract or otherwise, except for those liabilities and obligations that are expressly assumed as described in Schedule
10.2.3 hereto.

         2.4  Purchase  Price and Terms of  Payment.  The  purchase  price  (the
"Purchase Price") to be paid by Buyer to Seller shall be One Million, Six Hundred, Twenty-Five Thousand and no/100 Dollars ($1,625,000.00) and shall be paid as follows:

                    2.4.1 Institutional Financing. Assuming that Buyer's financing has been secured within the time provided herein for the Closing, then the parties agree that the Purchase Price shall be paid as follows:

                           2.4.1.1 Cash Payment.   Buyer shall pay to Seller at
                  Closing One Million, One Hundred Ninety Thousand and no/100 Dollars ($1,190,000).

                           2.4.1.2 Covenant Not To Compete. Ten Thousand and no/100 Dollars ($10,000) shall be paid to Seller by Buyer at Closing for Seller's and its shareholders' covenant not to compete with Buyer. Buyer and Seller shall execute a separate document that outlines the terms of the non-compete covenant as Exhibit 2.4.1.2 to this Agreement.

                           2.4.1.3 Common Stock. Buyer shall provide Seller with
                  Four Hundred, Twenty Five Thousand and no/100 Dollars' ($425,000) worth of shares of Buyer's common stock at the market value of that stock on the NASDAQ Bulletin Board, as of the date of Closing.

                  2.4.2 Seller Financing. In the event that Buyer's financing has not been secured within the time provided herein for the Closing, then the parties agree that the Purchase Price shall be paid as follows:

                           2.4.2.1 Cash Payment. Buyer shall pay to Seller at
                 Closing One Hundred Forty Thousand and no/100 Dollars
                  ($140,000.00).

                           2.4.2.2 Covenant Not To Compete. Ten Thousand and no/100 Dollars ($10,000) shall be paid to Seller by Buyer at Closing for Seller's and its shareholders' covenant not to compete with Buyer. Buyer and Seller shall execute a separate document that outlines the terms of the non-compete covenant as Exhibit 2.4.1.2 to this Agreement.

                           2.4.2.3  Promissory  Note.  Buyer  shall  execute and
                  deliver to Seller at Closing a Promissory Note in the amount of One Million Two Hundred Twelve Thousand Five Hundred and No/100 Dollars ($1,212,500.00). The Note shall be in the form as Schedule 2.4.2.2 and shall provide for payment of simple interest at 9.5% per annum amortized over fifteen (15) years with a balloon at the end of the 7th year to be paid as follows: in monthly installments of interest only in the amount of $9,598.96 for the first six months; and thereafter in monthly installOments of principal and interest for 6.5 years in the amount of $12,661.22. There shall be no penalty imposed in the event that Buyer elects to prepay its obligation under the Note. The balloon payment at the end of Year Seven will be $890,790.28.

         2.5 Studio Lease. On or before the Closing Date, in consideration for the sale and purchase of the Stations, Seller and Buyer agree to execute a one-year lease agreement, substantially in the form attached hereto as Exhibit 2.5, pursuant to which Seller agrees to lease space in Seller's office building located at 600 Fisk Avenue, Brownwood, Texas, to Buyer for us as the KXYL AM/FM Studios. Such lease shall be effective immediately following the Closing.


3

                                  ARTICLE THREE
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:



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3.1 Organization and Good Standing;  Ownership.  Seller is a corporation validly organized, existing, in good standing and qualified to do business under the laws of the State of Texas. Seller has all requisite power and authority to own, operate and lease its Assets and properties and carry on its business as it is now being conducted.

3.2 Authorization and Binding Effect of Documents. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement, all Schedules and Exhibits and each of the other agreement, certificate or instrument to be delivered in connection herewith (the



"Documents") and to consummate the transactions contemplated hereby and thereby. By the Closing, appropriate corporate and shareholder actions approving this Agreement and Seller's obligation hereunder shall have been taken. This Agreement and each of the other Documents executed or to be executed by Seller have been, or prior to the Closing will be, duly executed and delivered by Seller. Compliance with the terms of this Agreement will not conflict with or result in the breach of any of the terms, conditions or provisions of Seller's corporate articles, bylaws or any license, judgment, order, decree, law, regulation, rule or ruling of any court, arbitration or governmental authority to which Seller is subject, or result in the breach of any other agreement, lease, contract or other commitment to which Seller, its principals or any of its property is subject. This Agreement constitutes (and each of the other Documents, when executed and delivered by Seller, will constitute) legal, valid and binding obligations of Seller enforceable against it in accordance with its terms.

3.3      FCC Authorizations.  As set forth on Schedule 2.1.2:

3.3.1 Seller is the valid and legal holder of the FCC  Authorizations  listed on
Schedule 2.1.2. Any action of the FCC with respect to such FCC Authorizations is a Final Action.

3.3.2    The FCC Authorizations:

3.3.2.1 are valid and in full force and effect, and constitute all of the permits and authorizations required by the Communications Act of 1934, as amended (the "Act"), the rules and regulations thereunder or the FCC for, or used in, the operation of the Stations as now operated;

3.3.2.2  constitute  all  the  FCC  Authorizations,   including  amendments  and
modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Stations;

3.3.2.3 none of the FCC Authorizations is subject to any restriction or condition which would limit in any respect the full operation of the Stations as now conducted.
3.4      Tangible Personal Property.  As set forth on Schedule 2.1.1:

3.4.1 Such Schedule lists all Tangible Personal Property used or useful in the conduct of the business and operations of the Stations.

3.4.2 Seller has good and marketable title to all of the items of its Tangible Personal Property (except for the items leased or licensed by Seller) free and clear of all Liens except Permitted Liens. 3.4.3 The equipment constituting a part of the Tangible Personal Property of Seller has been properly maintained in accordance with the manufacturers' recommendations and industry practices, is in a good state of repair and operating condition, is adequate and suitable in accordance with general industry practice for its current and intended use and is in full and complete compliance with any and all applicable rules and regulations of the FCC, the Act, and all other applicable laws, rules, regulations and ordinances.



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3.5  Litigation.  Except as  described  in Schedule  3.5,  there are no actions,
suits,   claims,   investigations  or   administrative,   arbitration  or  other
proceedings pending or, to the knowledge of Seller, threatened against Seller, its principals or the Stations before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, including the FCC. Should any such litigation commence or be threatened after the date of this Agreement, Seller shall promptly, and in no event later than five (5) days after becoming aware of it, notify Buyer.

3.6 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller, its principals or any affiliate of it, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.

3.7 Disclosure. To Seller' knowledge, no representation, warranty or other statement by Seller in this Agreement or any other Document furnished by Seller or on its behalf contains any untrue statement of a material fact, or omits to state a material fact, necessary to make any statement contained herein.

3.8 Adequacy of Assets.  Except as disclosed in this  Agreement,  including  the
Schedules,  the  Seller  owns,  leases or holds  all  property,  including  real property, tangible personal property, intellectual property and Station Agreements, necessary for the operation of the business of the Stations as they have been and are now conducted.

3.9 Absence of Conflicts. Seller's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Seller of the transactions contemplated: 3.9.1 Do not violate, or result in the creation of any claim, lien, charge or encumbrance on any of the Assets or properties of Seller under, any provision of law, rule or regulation or under any order, judgment, injunction, decree or ruling applicable to Seller in any manner which would have a material negative effect on the Assets, business, operation or financial condition or results of operations of Seller or on Seller's ability to lawfully close the transactions contemplated hereby; 1.1.1

3.9.2 Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Seller or any lease, agreement, commitment or other instrument which Seller is a party to or bound by or by which any of its Assets or properties may be bound, other than conflicts, breaches, terminations, defaults or accelerations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operations or financial condition of Seller or on the ability of Seller to perform its obligations hereunder or under any other Document.

3.10 Discharge Liens. As of the Closing Date, Seller will have paid and discharged all Liens (except the Permitted Liens), taxes, assessments, excises, levies and judgments, for which it is obligated and which are then due and payable. At the Closing, at the expense of Buyer and Seller to be shared equally, Seller shall provide federal, state and local tax, judgement and UCC Lien Searches in each county where the Assets are located, including Brown and Coleman Counties, Texas, and the Secretary of State of Texas showing there are no liens except the Permitted Liens. 3.11 Disclosure/Discharge Debts and Other Obligations. As of the date hereof, Seller has fully and completely disclosed to Buyer all debts and obligations of Seller and the Stations. On or before the Closing Date, Seller will have paid or discharged all debts and obligations except the obligations to be assumed by Buyer hereunder.

3.12 Insurance. Seller currently has, and through the Closing Date will maintain, in full force and effect, insurance on the Real and Tangible Assets which are to be conveyed pursuant to this Agreement in an amount sufficient to cover the value of said Assets and will use the proceeds of any claims for loss to repair, replace or restore any damaged property.

3.13 Real Property. The Real Property set forth in Schedule 2.1.7 is a complete and correct list of all real estate owned by the Seller and used in the operation of the Stations. To Seller's knowledge, (i) Seller's improvements upon and the use of the Real Property conform in all material respects to all restrictions, restrictive covenants, building codes and federal, state and local laws, regulations and ordinances; (ii) the Real Property is zoned for the various purposes for which it is currently being used by Seller; (iii) Seller's improvements on the Real Property are in good working condition and repair; and
(iv) there is no pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any of the Real Property.

3.14 Compliance with Ordinances and Laws. The Seller warrants and represents that the Real Property, and any use, structure or structures thereon, is not, and as of the Closing Date will not be, in material violation of any zoning or environmental regulations, ordinances, orders, laws or requirements of any federal, state or local governmental authority (including without limitation the Toxic Substances Control Act or the Comprehensive Environmental Response, Compensation and Liability Act.)

3.15 Other Matters Related to Real Property. Except as set forth in Schedule 3.1.5, there are no leases or rental agreements regarding the occupancy or use of the Real Property. With respect to those transmitting facilities of the Stations located on the Real Property, all towers, guy lines, anchors, ground systems and all other structures are located entirely within the confines of the Real Property. The Real Property is freely accessible directly from public streets, or, if not, any use of adjoining private land to access the same is done in accordance with valid easements of record. Any such easements are now, and on the Closing Date will be, in full force and effect and assignable to Buyer. All of the Assets currently, or as of the date of Closing, will be fully operational and Year 2000 compliant. In the event that any Asset has not been rendered Y2K compliant and fully operational by the Closing, the Purchase Price, and the amount due under the Cash Payment if the first financing alternative is used, or the principal amount of the Note if Seller financing is used, will be reduced by the cost of bringing any Asset into Y2K compliance and making it fully operational.

3.16 Environmental Representations. Except as set forth on Schedule 3.16: (a) to the best of Seller's knowledge, none of the real property occupied by the Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located, has ever been used by Seller, or to the knowledge of the Seller, by previous owners and/or operators, to treat, produce, handle, transfer, process, transport, dispose or otherwise release a "hazardous substance," "hazardous waste," "pollutant" or "contaminant" [as such terms are defined in any applicable federal, state, or local laws, ordinances, rules and regulations, and including any and all other terms which are or may be used in any applicable environmental laws to define prohibited or regulated substances (collectively "Toxic Substances")] other than in compliance with all applicable laws, ordinances, rules and regulations of all federal, state or local governmental authorities, and Seller has not used in the past, nor does Seller intend to use in the future, any of the real property owned or occupied by the Stations or on which facilities owned, leased or otherwise used by the Stations are located, for the purpose of treating, producing, storing, handling, transferring, processing, transporting, disposing, using or otherwise releasing a Toxic Substance other than in compliance with such laws, statutes and any regulations promulgated thereunder; (b) Seller has no knowledge of any notification having been filed with regard to an Environmental Release on or into the real property occupied by the Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located;
(c) Seller has no knowledge of any pollution or danger of pollution resulting from a condition which exists on any real property occupied by Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located that would require notification, clean-up or response action under any federal, state or local statute or regulations; (d) Seller has no knowledge of any: (1) generation, treatment, recycling, storage or disposal of any hazardous waste, (2) underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of hazardous substance, (3) landfill or solid waste disposal area, (4) asbestos-containing materials, (5) "friable" asbestos (as defined in the Toxic Substances Control Act. 15 U.S.C. ss.2601 et seq., and the regulations promulgated thereunder), (6) electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls (PCBs) in or at any real property occupied by the Stations or on which facilities owned, leased or otherwise used by Seller in the operation of the Stations are located.

3.17 Contracts. Schedule 2.1.3 is a true and complete list of all Station Agreements to be assumed by Buyer. Seller is not in material default under any of the Station Agreements and Seller has no knowledge of the breach of any material provision of such Agreements. Seller has not been granted, and has not granted, any material waiver or forbearance with respect to any of the Station Agreements. No event has occurred which, but for the passage of time or giving of notice, or both, would or might constitute a material default under such Station Agreements by Seller, and there is no outstanding notice of material default or termination under any such Agreement. No other party is in material default under the Station Agreements. Except for the consents required pursuant to the terms of the Station Agreements, Seller has authority to assign its rights thereunder to Buyer on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of such Agreements. The Station Agreements as designated in Schedule 2.1.3 together with the Leases designated in Schedule 2.1.6, include all those agreements necessary to conduct, in all material respects, the business and operations of the Stations as now conducted.

3.18 Insolvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, against Seller or any of the Assets to be conveyed under this Agreement is pending. In the event of the commencement of any such proceeding against Seller or Stations, Seller shall use its reasonable best efforts to accomplish removal or dismissal thereof prior to the Closing Date. After giving effect to the transactions contemplated by this Agreement, Seller will not be insolvent as such term is defined by the Bankruptcy Code of 1978, as amended.

3.19 Taxes and Reports. Seller has filed all federal, state and local tax returns and state franchise returns which are required to be filed by Seller, and all taxes, interest, penalties, assessments and deficiencies which have been assessed or levied against Seller or any of its Assets or properties (except any such obligations as are being contested in good faith) have been paid in full. Any additional taxes, interest, penalties, assessments and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Seller arising from the operation of the Stations prior to 12:01 a.m. on the Closing Date shall be the responsibility of Seller. All other material federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Seller in connection with the Stations' operations, real estate or payroll have been duly and timely filed. Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it (except any such obligations being contested in good faith), and has paid all installments of estimated taxes due. All material taxes, levies and other assessments which the Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or held by the Seller for such payment.

3.20 Intellectual Properties. Schedule 2.1.5 lists all Intellectual Property applied for, owned, used or licensed (either as licensor or licensee) in connection with the operation of the Stations. Except as disclosed on Schedule
2.1.5 or as excluded pursuant to section 2.2.7: (i) Seller owns, free and clear of conflicting claims or restrictions and without infringement of the rights of others, all rights and interest in all of the Intellectual Property; (ii) There are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property; No person or entity has been granted any license or other right or interest in or to any of the Intellectual Property or to the use thereof; (iii) Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property ; and (iv) Seller has delivered to Buyer copies of all state and federal registrations, and pending applications for registration and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property

4

                                                    ARTICLE FOUR
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate power to acquire the FCC Authorizations and to become the permittee of the Stations.

4.2 Authorization and Binding Effect of Documents. Buyer has the power and authority to execute, deliver, and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions contemplated hereby and thereby, each having been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and each of the other Documents to be executed by Buyer have been, or at or prior to the Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered by Buyer will constitute) legal and valid obligations of Buyer enforceable against Buyer in accordance with its terms.

4.3 Absence of Conflicts. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated:

4.3.1 do not violate, or result in the creation of any claim, lien, charge or encumbrance on any of the Assets or properties of Buyer under any provision of law, rule or regulation or under any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a material negative effect on the Assets, business, operation or financial condition or on the operations of Buyer or on Buyer's ability to lawfully close the transactions contemplated hereby;

4.3.2 do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment or other instrument which Buyer is a party to or bound by or by which any of its Assets or properties may be bound, other than conflicts, breaches, terminations, defaults or accelerations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operations or financial condition of Buyer or on the ability of Buyer to perform its obligations hereunder or under any other Document.

4.4 Governmental Consents and Consents of Third Parties. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature which Buyer is a party to or bound by, the failure of which to obtain would have a material adverse effect on the ability of Buyer to consummate the transactions or perform its obligations hereunder or under any other Document.


4.5      Qualification.
4.5.1 Buyer has no knowledge after due inquiry of any facts concerning Buyer or any other person with an attributable interest in Buyer (as such term is defined under decisions, rules and regulations of the FCC) which, under present law (including the Act) and present rules, regulations and practices of the FCC, would: 4.5.1.1 disqualify Buyer from owning the Stations upon consummation of the transactions contemplated by this Agreement, or 1.1.1.1

4.5.1.2 raise a substantial and material question of fact (within the meaning of Section 309(a) of the Act) respecting Buyer's qualifications.

4.6 Broker's or Finder's Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

4.7 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement. Should any litigation commence after the date of this Agreement and before the Closing, Buyer shall promptly, and in no event later than five (5) days after becoming aware of it, notify Seller.

4.8 Disclosure. To Buyer's knowledge, no representation or warranty by Buyer in this Agreement or any other Document furnished by Buyer or on its behalf contains any untrue statement of a material fact, necessary to make any statement contained herein or therein not misleading.





5

                                    ARTICLE FIVE
                             FCC AND OTHER CONSENTS

5.1 Application for FCC Consent. Seller and Buyer shall jointly prepare and file with the FCC, within ten (10) days of the date on which the Agreement is executed, an application to obtain the FCC Order (the "Assignment Application"). Seller and Buyer will each pay one-half of the necessary filing fees for these applications. Seller and Buyer shall take all steps necessary to prosecute such filings with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC Order and a Final Action with respect thereto may be obtained as soon as practicable. Seller shall not knowingly take, nor knowingly permit any agent of Seller to take, and Buyer shall not knowingly take, nor knowingly permit any agent of Buyer to take, any action that such party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay the FCC Order from becoming a Final Action. Should Buyer or Seller become aware of any facts not disclosed which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay the FCC Order from becoming a Final Action, such party shall promptly notify the other party thereof in writing.

5.2 Other Consents. Seller shall use its best efforts to obtain the consents or waivers, if any, to the transactions contemplated by this Agreement required under the Stations Agreements, and Leases, and all contracts to be assumed by Buyer which by their terms require third party consent to assignment.




6
                                                     ARTICLE SIX
                               COVENANTS OF SELLER

6.1 Affirmative Covenants of Seller. Subject wherever appropriate to the TBA, between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller shall:

6.1.1 Continued Operation of Station. Continue to operate the Stations: (a) in conformity with the FCC Licenses, the Act, the rules and regulations of the FCC, and all other applicable laws, ordinances, regulations, rules and orders. If Seller receives any finding, order, complaint, citation or notice prior to Closing which asserts that any aspect of the Stations' operations violates any rule, regulation or order of the FCC or any other governmental authority (an "Administrative Violation"), including without limitation any rule, regulation or order concerning environmental protection or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, take action promptly to remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

6.1.2 Due Diligence/Access Prior to the Closing Date. For a period of up to one hundred-twenty (120) days following the execution of this Agreement, allow Buyer and its representatives may make such investigation of the Assets and Real Estate of Seller used in connection with the operation of the Stations as it may desire. To the extent that Buyer discovers violations of the environmental laws, the Act or the rules and regulations of the FCC (e.g., transmitter site fencing) referenced in this Agreement, Seller shall conduct or cause to be conducted, the clean-up necessary to bring the Stations and the Assets being sold hereunder into compliance with such laws. The cost of any such clean up shall be borne by entirely by Seller, not to exceed Twelve Thousand and no/100 Dollars ($12,000).




6.1.3 Maintain Assets. Maintain all of the Assets and the improvements on the Real Property in their present operating condition, repair and order, reasonable wear and tear in ordinary usage excepted, in full and complete compliance with any and all applicable FCC rules and regulations and maintain the inventories of spare parts and tubes for the technical operating equipment of Stations at the levels normally maintained for Stations.

6.1.4 Timely Payments. Timely make or provide all payments, services, or other considerations due under the Station Agreements and Leases to be assigned to Buyer hereunder, so that all payments required to be made as of 12:01 a.m. on the Closing Date will have been paid.

6.1.5 Maintain Licenses. Use its best efforts to maintain in full force and effect the existing FCC Authorizations.

6.1.6 Purchase and Installation of Y2K Compliant Equipment. Seller, with the cooperation and consultation of Buyer, will place an order for equipment to replace equipment currently not Y2K compliant with equipment from either BSI or CBSI. Buyer understands that Seller may enter into a lease for this equipment and Buyer agrees to assume this lease at Closing provided however, that the purchase price shall be reduced by the dollar amount not to exceed $20,000 that would have been incurred by Seller to bring the existing equipment into Y2K compliance. Such equipment will be installed and operating prior to both December 31, 1999 and Closing.

6.2 Negative Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:

6.2.1 Mortgages. Create, assume or permit to exist any mortgage or pledge, or subject to lien or encumbrance, any of the Assets, whether now owned or hereafter acquired, unless discharged of record prior to or at Closing.

6.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, except for disposal and consumption of supplies and inventories in the ordinary course and retirements in the normal and usual course of business of items no longer required for use in connection with the Stations' operations, or in connection with the acquisition of similar property or Assets of equal or greater value, with the cost of any such replacement property to be Seller's responsibility.

6.2.3 Inconsistent Action. Take any action inconsistent with its obligations under this Agreement.

6.2.4 Contractual Obligations. Do, or omit to do, any act which will cause a material breach of, or a material default under, or termination of, any material Station Agreements.

7

                                  ARTICLE SEVEN
                          CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE

         Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

7.1 Accuracy of Representations and Warranties; Closing Certificate. The representation and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct in all material respects on the date hereof and at the Closing Date with same effect as though made at such time, except for changes permitted under this Agreement.

7.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.



7.3      FCC and Other Consents.
7.3.1 The FCC Order shall have been issued by the FCC and shall have become a Final Action.

7.3.2 Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Stations to Buyer shall have been satisfied.

7.3.3 All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on Seller.

7.3.4 All necessary consents to the Station Agreements have been obtained by Seller and delivered to Buyer.

7.4 No Adverse Proceedings. Except as disclosed on Schedule 3.5, no suit, action or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against Buyer, that would make it unlawful for Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

7.5 Delivery of Closing Documents. Seller shall have delivered on the Closing Date each of the documents required to be delivered pursuant to Section 10.1, including but not limited to the environmental report, title insurance and surveys on the real estate.



8

                                  ARTICLE EIGHT
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, or each of the following conditions, unless waived by Seller in writing:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be complete and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes permitted under this Agreement. 8.2 Performance of Agreement. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement or referenced by this Agreement, including the TBA, to be performed or complied with by it prior to or upon the Closing Date. 8.3 FCC Consents.

8.3.1 The FCC Order shall have been issued by the FCC and shall have become a Final Action.
8.3.2 Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied prior to assignment of the Stations to Buyer shall have been satisfied.

8.4 No Adverse Proceedings. No suit, action or governmental proceeding shall be pendOing against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, Buyer that would make it unlawful for Seller to consummate the transaction.

8.5 Delivery of Closing Documents. Buyer shall have delivered on the Closing Date each of the documents required to be delivered pursuant to Section 10.2.

9

                                                    ARTICLE NINE
                            TIME BROKERAGE AGREEMENT

9.1 Time Brokerage Agreement. Effective June 1, 1999, Buyer and Seller entered into a TBA. Other than as permitted under the TBA, between the date of this Agreement and the Closing Date, Buyer, its employees and its agents shall not be involved in the operation of the Stations, and such operation shall be the sole responsibility, and in the complete discretion, of Seller.


10

                                  ARTICLE TEN
                                     CLOSING
         The Closing shall take place on the tenth business day after the FCC Order becomes a Final Action or such other time as the parties may mutually agree (the "Closing Date"). The Closing shall occur at a mutually agreeable location.

10.1 Seller's Performance; Deliveries by Seller to Buyer. At or before the Closing hereunder the Seller will:

10.1.1 License Assignments. Deliver to Buyer assignments of the FCC Authorizations in customary form and substance;

10.1.2 Bill of Sale. Deliver to Buyer a bill of sale and all other appropriate documents and instruments in a form and substance acceptable to counsel for Buyer assigning good and marketable title to the Tangible Personal Property to be sold, free and clear of any Liens of any kind whatsoever except the Permitted Liens.

10.1.3 Leases/Station Agreements. Assign to Buyer all of Seller's rights under any Lease or Station Agreement which Buyer has consented to assume free and clear of all encumbrances and any other adverse claims with, where required, the necessary consents to such assignments.

10.1.4  Additional  Documents.  Deliver to Buyer such other documents as counsel
for  Buyer  may  reasonably   request  for  the  purpose  of  consummating   the
transactions described herein.

10.1.5 Real Estate. Deliver to Buyer warranty deeds, in a form recordable in the State of Texas, for all of the real estate parcels to be conveyed hereunder which deeds shall convey fee simple title for that property free and clear of all Liens.

10.1.6 Certificate. A Certificate by Seller dated the Closing Date certifying that, except as set forth in such Certificate, the conditions specified in
Section 7 are satisfied as of the Closing Date.

10.1.7  Studio/Office Lease.  Deliver to Buyer the executed studio lease.

10.1.8 Environmental Report, Title Commitment and Surveys. Deliver to Buyer the Environmental Report, Title Commitment and
--------------------------------------------------------------------
Surveys.

10.1.9 Opinion of Seller's Counsel. Deliver to Buyer the written opinion of Seller's counsel, dated as of the Closing Date, that Seller's corporation is validly formed and in good standing in the State of Texas; that all corporate actions necessary to sell the Stations pursuant to this Agreement have been duly and properly taken; that to the knowledge of counsel, except as set forth on
Schedule 10.1.8, no suit, action or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement, or that seeks to restrain Seller from carrying out the transaction provided for herein; that there is no outstanding judgment or any suit, action or claim pending, threatened or deemed by counsel to be probable of assertion, or any governmental proceeding or investigation in progress that could reasonably be expected to have a material adverse effect upon the Assets to be conveyed hereunder or the Stations after Closing, and with respect to the FCC, (i) Seller validly holds the FCC Authorizations, (ii) they are not subject to any conditions outside the ordinary course; and (iii) the FCC has granted its consent in the FCC Order without imposition of conditions and it has become a Final Action.

10.2 Buyer's Performance; Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

10.2.1 Cash. Certified checks or cashiers checks made payable to Watts Communications, Inc., in the amounts of One Million, Ninety Thousand and no/100 Dollars ($1,090,000) and Ten Thousand and no/100 Dollars ($10,000) less any amounts provided by Section 2.4.1.1 and Section 2.4.1.2 of this Agreement;

10.2.2 Common Stock. The shares of Buyer's common stock equal in existing stock market (NASDAQ Bulletin Board) value as of the day of Closing equal to Four Hundred, Twenty Five Thousand and no/100 Dollars ($425,000) as set for as
Exhibit 2.4.1.3.

10.2.3 Assignment and Assumption Agreement. The executed Assignment Agreement assuming any obligations set forth at Exhibit 10.2.3.

10.2.4 Certificate. A certificate by Buyer dated the Closing Date certifying that, except as set forth in such certificate, the conditions specified in
Section 8 are satisfied as of the Closing Date.

10.2.5 Additional Documentation. Such additional information, materials, and documentation as Seller shall have reasonably requested to evidence satisfaction of the conditions to Buyers obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Buyer at Closing. 10.2.6 Studio Lease. The executed studio lease.

11

                                                   ARTICLE ELEVEN
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                                   INDEMNIFICATION

11.1 Survival of Representation and Warranties. All representations, warranties, covenants and agreements contained in this Agreement or in any other Document shall survive the Closing, and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Documents; provided, however, except for the environmental representations, the period of survival shall end twenty-four (24) months after the Closing Date (the "Survival Period") and no claim may be brought under this Agreement or any other document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the applicable Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

11.2 Indemnification in General. Buyer and Seller agree that the rights to be indemnified and held harmless set forth in this Agreement shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to be indemnified and held harmless that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise.

11.3 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, and any officer or director thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, debts, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

11.3.1 Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or 11.3.2 Any debt, liability or obligation of Seller or the Stations, except the accepted obligations, that arises from or is attributable to the operations or business of the Seller or the Stations on or prior to the Closing Date, including but not limited to, liabilities and obligations under Stations Agreements and the Leases to the extent such liabilities and obligations relate to any period before the Closing Date.

11.4 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of: 11.4.1 Any breach or non-performance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or

11.4.2 Any other debt, liability or obligation of Buyer or the Stations that arises in and is attributable to the operations or business of the Stations after the Closing Date, including, but not limited to, liabilities and obligations under Stations Agreements and the Leases to the extent such liabilities and obligations relate to any period after the Closing Date.

11.5   Indemnification    Procedure.   For   purposes   of   administering   the
indemnification provisions set forth in Sections 11.3 and 11.4, the following procedure shall apply:

11.5.1 Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.




11.5.2 In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceedings by a third party, the Indemnifying Party shall be entitled, at its sole expense, either:
1.1.1

11.5.2.1          to participate therein, or
11.5.2.2 to assume the entire defense thereof with counsel selected by it and who is reasonably satisfactory to the Indemnified Party provided that:

     (a) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and

     (b) no settlement shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however,

     (1) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or

     (2) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause (a) of this sentence, at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.

11.5.3 If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems appropriate or settle such claim, action, suit or proceeding (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees, in accordance with this Article.

1.1.1

11.5.4 Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim or claims (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Neither Buyer nor Seller shall be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Stations unless express evidence is available establishing actual notice to either party.

12
                                                   ARTICLE TWELVE
                                   TERMINATION

12.1 Events of Termination. If Closing shall not have previously occurred, this Agreement shall terminate only upon written notice within ten (10) days thereof from the terminating party:

12.1.1            If Closing has not occurred on or before April 30, 2000;
12.1.2 If either party has committed a material breach of its obligations hereunder not cured within fifteen (15) days of written notice thereof by the other party, provided that the other party is not itself in material breach hereunder.

12.1.3        If the FCC Order has not become a Final Action pursuant to
Section 5.1.

13
                                                          -
                                 ARTICLE THIRTEEN
                                  RISK OF LOSS

13.1 Upon the occurrence of any casualty, loss, damage or destruction material to the operation of the Stations prior to the Closing, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its best efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. However, in the event that such repair or replacement is not fully completed prior to the Closing Date, or the loss, damage or destruction causes the Stations to be off the air for more than three (3) consecutive days or five (5) days total, whether or not consecutive, then Buyer may elect either:

13.1.1 to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the insurance proceeds, if any, not previously expended by Seller to repair or replace the damaged or destroyed property;

13.1.2            to terminate this Agreement;

13.1.3 to delay the Closing Date until fifteen (15) days after Seller provides written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property, provided that if Seller is unable through its reasonable best efforts to complete such repair or replacement within sixty (60) days after the casualty, either Buyer or Seller may then terminate this Agreement.

14
                                                  ARTICLE FOURTEEN
                                    REMEDIES

14.1 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer pursuant to this subsection to enforce this Agreement, Licensee shall waive the defense that there is an adequate remedy at law.

14.2 Liquidated Damages. In the event of a termination of this Agreement due to a material breach of the other party, provided that the terminating party is not then in material default of this Agreement, then the terminating party shall be entitled to recover Sixty Thousand and No/100 Dollars ($60,000.00) ("Liquidated Damages") from the defaulting party as liquidated damages. The parties understand and agree that the Liquidated Damages shall constitute full payment for any and all damages suffered by reason of, and shall constitute Seller's sole remedy at law or in equity for, Buyer's material breach hereunder

15
                                                   ARTICLE FIFTEEN
                                  MISCELLANEOUS

15.1 Further-Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order to accomplish the transactions contemplated hereby. 15.2 Payment of Expenses.

15.2.1 Any filing fees assessed by the FCC in connection with the Assignment Application shall be paid by shared equally by Seller and Buyer. In the event an opposition to the Assignment Application is filed, the parties shall bear its own expenses in responding to such obligations. 1.1.1

15.2.2 All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by the party primarily liable under applicable law to pay such tax. 15.2.3 Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.






15.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including nationally recognized overnight courier service) or sent by registered or certified mail, first class, postage prepaid, or by telecopy addressed as follows:
         If to Seller:              Phil Watts, President
                                    Watts Communications, Inc.
                                    P.O. Box 4141
                                    Horseshoe Bay, Texas 78657
                                    Fax: 830-598-1018

         Copies to:                 Cohn & Marks
                                    Suite 300
                                    1920 N Street NW
                                    Washington, D.C. 20036
                                    Attn:  Robert B. Jacobi, Esquire
                                    Fax:  202-293-4827

         If to Buyer:               Dain L. Schult, President
                                    American Communications Enterprises, Inc.
                                    7103 Pine Bluffs Trail
                                    Austin, Texas 78729
                                    Fax:  815-352-2889

         Copies to:                 Fletcher, Heald & Hildreth, P.L.C.
                                    1300 N. 17th Street, 11th Floor
                                    Arlington, Virginia 22209
                                    Attn: Kathleen Victory, Esquire
                                    Fax: (703) 812-0473
or such other address with respect to either party hereto as such party may from time to time specify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given: 15.3.1 if sent by first class mail, as of the close of the third business day following the date so mailed; 15.3.2 if personally delivered or sent by overnight courier, on the date delivered; and if faxed, on the date faxed, provided verbal confirmation of receipt has been obtained by the sending party.

15.4 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and the other Documents, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

15.5 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of an be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance, without regard to its principles of conflicts of laws.

15.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by both parties Any waiver shall be effective only in accordance with is express terms and conditions.

15.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof . Any such unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect that renders any provision hereof unenforceable in any respect.

15.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

15.10 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.11 References. All references in this Agreement to Schedules and Exhibits are to Schedules and Exhibits contained in this Agreement unless a different documents is expressly specified.

15.12 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorneys' fees and other costs and expenses incurred by such party in connection with such suit regardless of whether such suit is prosecuted to judgment. As used herein, "prevailing party" shall mean, in the case of a claimant, one who is successful in obtaining substantially all of the relief sought, and in the case of a defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant.

15.13 Assignment. The rights and obligations of Buyer and Seller hereunder cannot be assigned without the prior express written consent of Seller or Buyer, which will not be unnecessarily withheld.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                             Seller:  Watts Communications, Inc.

                                               ------------------------------

         ____________________            Phil Watts
         Attest
                                        President



                               Buyer:  American Communications Enterprises, Inc.

                                     ------------------------------

         ____________________            Dain L. Schult
         Attest
                                       President and Chief Executive Officer